Exhibit 99.1

IDT Corporation
Fourth Quarter and Full Year Fiscal 2010 Results
Management’s Answers to Investor Questions
October 22, 2010

     IDT Corporation

Fourth Quarter Fiscal 2010 Results - Questions and Answers

Within its 4Q10 earnings release and during management’s discussion of results for the quarter, IDT Corporation (NYSE: IDT; IDT.C) offered to respond in writing to questions from investors and other interested persons.

We asked questioners to e-mail questions to invest@idt.net  by the close of business on Monday, October 18, 2010.  We said that, in those instances where we could provide a constructive answer, we would post the questions received along with the name of the questioner and the questioner’s business affiliation – if any – and our answers on IDT Corporation’s website.  This document was prepared and posted on the IDT website to fulfill that commitment.  It is also being filed with the SEC in a Form 8-K.

Thank you for your continued interest in IDT Corporation.

In this document, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

IDT Corporation
Fourth Quarter and Full Year Fiscal 2010 Results
Management’s Answers to Investor Questions
October 22, 2010

Question from Carson Yost, CFA, Yost Capital Management, LLC
1.
I am unfamiliar with what water requirements are necessary for your Colorado oil shale project. Please explain how much water is required for your project on a total and per barrel basis and whether or not you have acquired the necessary permits.  Also, please name the source of the water (ground, river, reservoir, etc).

AMSO, LLC, estimates that, during commercial production, it will utilize less than one barrel of water for every barrel of shale oil produced.  On an annual basis, AMSO, LLC would require less than 4700 acre-feet per year, or less than 1/10th of one percent of Colorado’s water use, based on a projected production level of 100,000 bbl per day.  The consumption estimate will be updated based on the results of the pilot test and the final design of the production facilities.  AMSO, LLC, has not acquired water rights.  It would be required to do so in the event that the water co-produced in the production process is unsuitable or inadequate to meet its requirements during commercial production.

 Questions from Mark Cohen, Stone House Capital Management, LLC
1.	Howard Jonas said that there has been a definitive agreement signed with a major MSO to rollout Fabrix’ product for cloud DVR. Please address the following:

a) Is this the first customer? Howard also mentioned that Fabrix was already profitable---where is this current profitability coming from?
This is the first customer who has licensed Fabrix' product for a cloud based DVR solution but not Fabrix’ first customer.  Current quarter revenues will be generated solely from this MSO customer.  Previously, Fabrix partnered with an OEM for a video on demand solution.

b) What was Fabrix EBITDA for the most recent quarter?
We report our Adjusted EBITDA based on segments and not for individual lines of business.  Our All Other segment, which consists primarily of Fabrix and Zedge, generated an Adjusted EBITDA loss of $1.0 million during Q4 of fiscal 2010.

c)  What is the timing of revenue and EBITDA as Fabrix rolls out with this new major customer?
Fabrix recognizes license and maintenance support revenues on a straight line basis over the term of its license and support period. Fabrix will begin to recognize revenues from the customer for its cloud based DVR solution beginning in Q1 2011.

IDT Corporation
Fourth Quarter and Full Year Fiscal 2010 Results
Management’s Answers to Investor Questions
October 22, 2010

d)  As a software business, does Fabrix get paid on a per user basis? What is the model? If so, how much?
Fabrix is compensated based on several factors including licensing, support, maintenance and professional services.  As there is not much of a history, we cannot predict what the payment model will be on future deals.

e) Are there competitors/comparables for Fabrix?
Competitors include Cisco, Motorola, Big Band, SeaChange, and Concurrent.  We cannot comment as to which may be comparables.

2. Regarding the EBay/Skype settlement:
a) Was it a “win” for IDT?
We provided information regarding the settlement in the Form 8-K we filed with respect to the event.  The terms of the settlement are confidential.

b)  If so, were there monetary damages and how much?
Please see answer a) above.

c) Are there other companies infringing on our Net2Phone IP and do we intend to go after them? Who are they?
We are continuing our evaluation to determine the extent of infringement by third parties and whether pursuing legal action would be in the best interests of IDT and its stockholders. We plan on taking the steps necessary to protect the interests of IDT and its stockholders.

3.  Howard Jonas mentioned on the call that IDT would continue to “strengthen its balance sheet”—which we assume means continue to build cash by selling pieces of the shale business to new or existing partners.  How is IDT valuing this business as you look to sell it?
We have stated that we are looking for partners for the further development of IEI as well as for our Genie Oil & Gas division.   Both of our projects are in early stages, subject to significant technological, regulatory, development and other risks.  Accordingly, valuations are difficult and inherently subjective.  We are seeking partners who share our vision of the potential of the projects - in economic terms as well as with respect to the importance of the project to the energy security of the Western world.  Valuations will be based on the potential long term production potential, the value of the intellectual property, the costs of development and the ancillary benefits of any strategic partners.

4.  How much are the Nets paying for the billboard on the old IDT building in Newark?
Payment received for the advertising on the side of the IDT building was not material and was not earned during Q4.  We continue to search for long term tenants while evaluating other options for the building.